UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
        14A-6(E)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss.240.14a-12


                  TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND

   (Name of Registrant As Specified in its Agreement and Declaration of Trust)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear TS&W / Claymore Tax-Advantaged Balanced Fund (the "Fund") Shareholder:

We recently sent you proxy material and a WHITE PROXY CARD related to the Fund's annual meeting of shareholders being held on July 19, 2010. We urge you to immediately VOTE the enclosed WHITE PROXY CARD FOR the reelection of your Trustees in Proposal 1, and AGAINST Proposal 2 regarding annual terms for Trustees.

THIS YEAR'S MEETING IS EXTREMELY IMPORTANT IN LIGHT OF THE NOMINATION OF TRUSTEES BY HEDGE FUND MANAGER ARTHUR LIPSON AND HIS WESTERN INVESTMENTS FUNDS, AN INTER-CONNECTED GROUP OF HEDGE FUNDS THAT SPECULATE IN SHARES OF CLOSED-END FUNDS. YOUR BOARD VIGOROUSLY OPPOSES THE LIPSON/WESTERN INVESTMENT NOMINEES. VOTE THE WHITE PROXY CARD TO ENSURE THE CONSISTENT, EXPERIENCED MANAGEMENT OF YOUR FUND. YOUR BOARD URGES YOU NOT TO SIGN AND RETURN THE GOLD PROXY CARD SENT TO YOU BY LIPSON/WESTERN INVESTMENT. It is important that you vote, regardless of how many or how few shares you own.

Your Trustees are highly qualified and very experienced in overseeing closed-end funds. They have demonstrated their commitment to protect the long-term interests of all shareholders. Under their direction, the Fund has a solid performance record and a track record of delivering tax-advantaged return to shareholders.

Lipson is a HEDGE FUND SPECULATOR looking for a quick profit. Lipson's strategies are NOT in the interest of long-term Fund shareholders. Lipson's strategies are NOT designed to enhance long-term performance. Do not support nominees who are loyal to a short-term speculator, rather than loyal to all Fund shareholders.

                           DO NOT BE MISLED BY LIPSON

You may have recently received proxy material and a gold proxy card from Lipson/Western Investment asking you to support him in his attempt to get his nominees elected to your Board. THE LIPSON/WESTERN INVESTMENT PROXY MATERIALS INCLUDE NUMEROUS STATEMENTS THAT YOUR FUND'S BOARD BELIEVES ARE MISLEADING.

LIPSON'S MISLEADING STATEMENT #1: Lipson/Western Investment tells you that your Fund's discount to NAV is the "absolute worst" among U.S. municipal bond closed-end funds.

      FACT: Your Fund pursues a unique strategy whereby at least 50% of its assets are invested in municipal bonds and the remainder in equity and other taxable securities. Lipson/Western Investment is not comparing your Fund to similar investment vehicles and, in fact, when compared to the 170 equity funds in the Morningstar peer group, your Fund placed among the top 60% of the group.

LIPSON'S MISLEADING STATEMENT #2: Lipson/Western Investment tries to convince you that your Board has done "little to nothing" to address the discount.

      FACT: You have an active and engaged Board that is continually monitoring the Fund's discount and has taken decisive steps to address it. It is important to keep in mind that closed-end fund premiums and discounts may be influenced by a number of factors including total return NAV performance, sustainable-to-increasing dividends and

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      transparent communication with shareholders, among other factors. The Fund has provided attractive risk-adjusted total returns since inception and offers a current distribution rate of 7.34%, as of June 22, 2010, and the Fund's Adviser continues to actively support the secondary market through ongoing communication with investors.

      The Board has also adopted an open-market share repurchase plan to repurchase up to 5% of the Fund's outstanding common shares on a quarterly basis when such purchases may be to the long-term benefit of shareholders. Such a program is designed to have a positive impact on the Fund's NAV performance when the Fund's shares are trading at a significant discount. In addition to the aforementioned factors, other factors that are beyond the Fund's control may significantly affect a closed-end fund's premium or discount.

LIPSON'S MISLEADING STATEMENT #3: Lipson/Western Investment wants you to believe that your Board has acted to maximize fees for Claymore rather than returns for you, the shareholder.

      FACT: Not a single trustee is affiliated with Claymore. You have six totally independent trustees and only one who is considered an interested person. None of the independent trustees have any interest in generating fees for Claymore. Their interests lie in protecting shareholders, like you. In fact, five of the independent trustees are shareholders themselves, three of whom own over $10,000 in Fund shares and one who owns over $100,000 in Fund shares. In contrast, not one of Lipson/Western Investment's nominees owns a single share of the Fund.

FOR THESE REASONS, WE ARE ASKING YOU TO VOTE THE WHITE PROXY CARD FOR YOUR FUND'S CURRENT TRUSTEES AND AGAINST THE SHAREHOLDER PROPOSAL (#2).

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO SUPPORT YOUR CURRENT BOARD OF TRUSTEES BY VOTING THE WHITE PROXY CARD FOR YOUR BOARD'S NOMINEES AND DISCARDING LIPSON/WESTERN INVESTMENT'S GOLD PROXY CARD.

Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Again, please discard any gold proxy cards that you receive.

IF YOU HAVE ANY QUESTIONS ABOUT THIS MATTER, PLEASE CALL OUR PROXY SOLICITATION
FIRM: THE ALTMAN GROUP, TOLL FREE AT (800) 399-1581.

Thank you for your time and attention.

On behalf of your Trustees,

J. Thomas Futrell
Chief Executive Officer

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|X|      Even if you have previously signed a Lipson/Western Investment gold proxy card, you should sign, date and return the enclosed WHITE PROXY CARD. You have the right to change your vote and only the latest dated proxy counts.

|X| If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE PROXY CARD.

|X| Please do NOT send back any gold proxy card you receive, even to vote against the Lipson/Western Investment nominees. Doing so will cancel any prior vote you cast for your Board. Please return only the WHITE PROXY CARD.